Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement as amended previously filed on Form S-3 (No. 333-130354) and related Prospectus of NuVasive, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 16, 2005, with respect to the consolidated financial statements and schedule of NuVasive, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission, which Registration Statement has been incorporated by reference into the Registration Statement on Form S-3 dated February 1, 2006.

/s/ Ernst & Young LLP

San Diego, California

January 27, 2006